LOCK-UP AGREEMENT FOR HRPT

                                                                August 22, 1995

Donaldson, Lufkin & Jenrette
  Securities Corporation
Dean Witter Reynolds Inc.
Prudential Securities Incorporated
Smith Barney Inc.
  As Representatives of the
    several Underwriters
    described below

Dear Sirs:

     The undersigned understands that Donaldson, Lufkin & Jenrette Securities Corporation, Dean Witter Reynolds Inc., Prudential Securities Incorporated and Smith Barney Inc., as representatives (the "Representatives") of the several Underwriters, propose to enter into an Underwriting Agreement among Hospitality Properties Trust ("HPT"), Health and Retirement Properties Trust and the several Underwriters named in Schedule I thereto (the "Underwriters") providing for the initial public offering by the Underwriters of up to 8,625,000 (including an overallotment option) Common Shares of Beneficial Interest, par value $0.01 per share (the "Common Shares") of HPT (the "Initial Public Offering").

     In consideration of the Underwriters' agreement to purchase and undertake the Initial Public Offering of Common Shares and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned agrees that it will not, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any Common Shares (including, without limitation, Common Shares which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and Common Shares which may be issued upon exercise of a stock option or warrant) or any securities convertible into or exercisable or exchangeable for Common Shares or, in any manner, transfer all or any portion of the economic consequences associated with the ownership of Common Shares, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, for a period of two (2) years after the date of the final prospectus relating to the Initial Public Offering.

     In addition, the undersigned agrees that it will and HPT may (i) with respect to any Common Shares for which the undersigned is a record holder, cause the transfer agent for HPT to note stop transfer instructions with respect to such Common Shares on the transfer books and records of HPT and (ii) with respect to any Common Shares for which the undersigned is the beneficial holder but not the record holder, cause the record holder of such Common Shares to cause the transfer agent for HPT to note stop transfer instructions with respect to such Common Shares on the transfer books and records of HPT.



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                                      -2-

     The undersigned hereby represents and warrants that (i) it has duly authorized, executed and delivered this letter agreement, (ii) it has full power and authority to enter into this letter agreement and (iii) upon request, it will execute any additional documents necessary or desirable in connection with the enforcement hereof. All authority herein conferred or agreed to be conferred by the undersigned and all obligations of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. In addition, the undersigned hereby agrees to take all action necessary to cause its trustees, directors or officers to comply with the terms of this letter agreement as if such persons were parties hereto.

                                Very truly yours,

                                HEALTH AND RETIREMENT PROPERTIES TRUST



                                By /s/ John G. Murray
                                  Name:  John G. Murray
                                  Title:   Executive Vice President


Accepted and agreed as of the date above first written:

DONALDSON, LUFKIN & JENRETTE
  SECURITIES CORPORATION



By  /s/ Eric A. Anderson
   Name:  Eric A. Anderson
   Title:   Senior Vice President